UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 2, 2009

PlanetOut Inc.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	000-50879 (Commission File Number)	94-3391368 (IRS Employer Identification No.)

1355 Sansome Street, San Francisco CA (Address of principal executive offices)	94111 (Zip Code)
Registrant’s telephone number, including area code (415) 834-6500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 2, 2009, the Board of Directors of PlanetOut Inc. (the “Company”) appointed Daniel E. Steimle, currently the Company’s interim Chief Financial Officer, as the Company’s Chief Executive Officer and Chief Financial Officer, effective March 3, 2009.
     Mr. Steimle has served as the Company’s interim Chief Financial Officer since October 1, 2007. Since 2007, Mr. Steimle has also been a member of Tatum, LLC, an executive services firm, through which the Company is obtaining Mr. Steimle’s services. From 2006 to 2007 and again from 2002 to 2004, Mr. Steimle was with CSL Consulting, a consulting firm, where he served as acting CFO and in other advisory capacities for several technology companies. From 2004 to 2006, Mr. Steimle served as Vice President, Chief Financial Officer at Turin Networks, Inc., a telecommunications equipment supplier. From 2000 to 2002, Mr. Steimle served as Vice President, Chief Financial Officer for LGC Wireless, Inc., a wireless infrastructure equipment supplier. Prior to that, Mr. Steimle served as Chief Financial Officer and in other financial management positions for several public and private technology companies. Mr. Steimle holds a B.S. in Accounting from Ohio State University and an MBA in Management/Marketing from the University of Cincinnati.
     Mr. Steimle will receive no additional compensation for his appointment as Chief Executive Officer and Chief Financial Officer. The Company will continue to obtain the services of Mr. Steimle through an agreement with an executive services firm, pursuant to which such firm will receive specified consideration as Mr. Steimle performs services.
     Other than the compensation arrangement described above related to Mr. Steimle’s employment by the Company, there are no transactions to which the Company is or is proposed to be a party and in which Mr. Steimle has material interest.
     On March 2, 2009, Karen Magee, the Company’s Chief Executive Officer, announced that she would resign her position as Chief Executive Officer, effective March 3, 2009. As a result of her resignation, Ms. Magee is entitled to receive certain severance benefits in accordance with the terms of her employment agreement with the Company. Ms. Magee concurrently resigned her position on the Company’s Board of Directors, also effective March 3, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PlanetOut Inc.
Date: March 3, 2009	By:	/s/ Daniel E. Steimle
Daniel E. Steimle
Chief Executive Officer and Chief Financial Officer